EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Hologic, Inc. Amended and Restated 1999 Equity Incentive Plan of our reports dated December 2, 2005, with respect to the consolidated financial statements of Hologic, Inc. included in its Annual Report (Form 10-K) for the year ended September 24, 2005, Hologic, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hologic, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

December 2, 2005